Exhibit 99.1

Bitcoin Shop Announces Strategic Investment in Leading Digital Currency Payment Platform, GoCoin, LLC

$1.5 Million investment was led by Bitcoin Shop, CEO Charles Allen, COO Michal Handerhan, and former Facebook COO, Owen Van Natta

SILVER SPRING, MD--(Marketwired - March 26, 2014) - Bitcoin Shop, Inc. (OTCQB: BTCS) (the “Company”), the virtual currency ecommerce marketplace www.bitcoinshop.us, today announced a strategic investment in leading digital currency payment platform, GoCoin, LLC.  The $1.5 million Series A equity financing was led by the Company, Chief Executive Officer Charles Allen, the Company’s Chief Operating Officer and Chairman Michal Handerhan, former Facebook COO, Owen Van Natta, and Crypto Currency Partners amongst others.

Charles Allen, CEO of Bitcoin Shop, commented, “Bitcoin Shop is an ecommerce platform that delivers a seamless digital currency shopping experience for its customers.  Our investment in GoCoin’s leading international payment processing platform is complementary to our business model.  The partnership diversifies our risk profile through access to a greater number of retailers who accept digital currencies with GoCoin.  Together, we are enabling customers the ability to use the growing number of virtual currencies when shopping on our site by leveraging GoCoin’s enhanced payment platform.  Once fully integrated, we will offer a best of breed, one-stop-shop user experience.  We are excited to be leading this round of investment in GoCoin and their team.”

GoCoin is the only payment platform designed to be currency-agnostic, processing bitcoin, litecoin and dogecoin.  GoCoin will use the proceeds for additional engineering resources and to ramp up its global sales force.  The Series A financing includes over $500,000 of converting promissory notes from angel investors including Owen Van Natta (Facebook, Amazon), Andrew Frame (Ooma), David Neuman (Current TV, CNN), and more.

Bitcoin Shop will be leveraging GoCoin exclusively for its payment processing solution to offer shoppers the option to pay using bitcoin and litecoin.  Bitcoin Shop offers litecoin holders the largest selection of products worldwide where shoppers can pay using litecoin.

“User demand continues to grow for alternative payments,” said Owen Van Natta. “I’m excited to deepen my involvement with GoCoin and their best-in-class payments solution for merchants and game publishers.”

“We’ve had an international multi-currency focus since day one, and this investment will help extend our global footprint and take our services to the next level,” said Steve Beauregard, founder and CEO of GoCoin.

As part of the agreement and to further increase the benefits to the Company, Charles Allen and Michal Handerhan irrevocably assigned to Bitcoin Shop their respective participation rights in the next financing round.  Bitcoin Shop is therefore entitled to its participation right in addition to Charles' and Michal's participation rights in GoCoin’s next financing round.

About GoCoin, LLC
GoCoin, LLC is the first international payment platform for digital currencies, making it easier than ever for online and retail merchants to accept bitcoin, litecoin and dogecoin payments. GoCoin enables merchants to reap the benefits of accepting digital currency without taking on the perceived risk. Founded in July 2013, GoCoin is an international group of companies with a presence in Asia Pacific, the Americas, the Caribbean and Europe. For more information, please visit http://www.gocoin.com.

About Bitcoin Shop, Inc.:
Bitcoin Shop, Inc. operates an ecommerce website (www.bitcoinshop.us) where consumers can purchase products using virtual currency such as bitcoin and litecoin, by searching through selection of over 400 categories and over 140,000 items.  Bitcoin is a digital or virtual currency that uses a peer-to-peer network to facilitate instant payments.  Bitcoin is categorized as a cryptocurrency, as it uses cryptography as a security measure.  Bitcoin issuance and transactions are carried out collectively by the network, with no central authority, and allow users to make verified transfers.

Forward Looking Statements:
Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements.  While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release.  These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company's filings with the Securities and Exchange Commission, not limited to Risk Factors relating to its bitcoin business contained therein.  Thus, actual results could be materially different.  The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Contact:
Bitcoin Shop, Inc.
(202) 430-6576
ir@bitcoinshop.us

Investor Relations Contact:
Alliance Advisors, LLC
(914) 669-0222 or (212) 398-3486
ir@allianceadvisors.net

SOURCE Bitcoin Shop, Inc.